EXHIBIT 99

INVESTOR CONTACT:                                                                                                              MEDIA CONTACT:
Tom Paulson                                                                                                                                 Kathryn Lovik
Vice President and Chief Financial Officer                                                                               Director, Communications
763-540-1204                                                                                                                                  763-540-1212

Tennant Company Reports 2008 Second Quarter Results

Net sales up 17%, with organic growth of 4%;
Earnings lower than prior year due to economic pressures and unusual items;
Macroeconomic conditions in North America and Europe lead to lowered annual guidance

MINNEAPOLIS, Minn., July 29, 2008—Tennant Company (NYSE:  TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer world, today reported net earnings of $8.3 million, or $0.44 per diluted share, on second quarter net sales of $193.6 million for the period ended June 30, 2008. Tennant reported net earnings in the comparable 2007 quarter of $10.5 million, or $0.55 per diluted share, on net sales of $165.2 million.
Impacting Tennant’s 2008 second quarter earnings were several unusual items that reduced earnings by $0.10 per share. These included legal settlement expenses of $0.06 per share primarily related to the settlement of a claim filed in the second quarter by a terminated distributor in Brazil, expenses related to curtailed acquisition initiatives of $0.02 per share, and a tax reserve of $0.03 per share for a discrete item related to prior period uncertain tax positions, which were partially offset by a $0.01 per share gain from the divestiture of assets. In addition to the above unusual items, the company incurred dilution of $0.01 per share from the acquisitions of Applied and Alfa, although the full-year impact is still expected to be only modestly dilutive.
Commented Chris Killingstad, Tennant Company's president and chief executive officer: "There were a number of bright spots in the second quarter, but earnings came in below our expectations. Contributing to net sales growth were the two recent acquisitions of Applied and Alfa, continued volume gains in emerging markets and sales of new products. In a challenging market environment, gross margin essentially stayed at year-earlier levels, due to successful sourcing from low-cost regions and cost-reduction programs. However, unusual items, coupled with continued economic softness in North America, depressed our earnings in the quarter.”
For the six months ended June 30, 2008, Tennant reported net earnings of $13.5 million, or $0.72 per diluted share, on net sales of $362.2 million. The 2008 first half results included unusual items in the second quarter totaling $0.10 per share and $0.06 per share dilution from the acquisitions of Applied and Alfa. In the comparable 2007 period, the company reported net earnings of $16.3 million, or $0.85 per diluted share, on net sales of $320.3 million.

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Page 2 – Tennant Company Reports 2008 Second Quarter Results

Review of Results
Tennant's consolidated net sales for the 2008 second quarter rose 17.2 percent compared to a year ago, fueled by the recent acquisitions, strong volume gains in emerging markets, sales of new products, as well as price increases to mitigate higher material costs. The company has seen results from its long-term strategy to build its international business, with revenue outside of North America rising to 43.9 percent of net sales in the 2008 second quarter from 34.7 percent in the comparable 2007 period. The Applied and Alfa acquisitions contributed approximately 8 percent to consolidated net sales for the quarter. Favorable foreign currency exchange effects added approximately 5 percent to consolidated net sales for the quarter. The 2008 second quarter organic net sales growth, excluding acquisitions and the favorable foreign currency exchange, was approximately 4 percent. For the year to date, consolidated net sales increased to $362.2 million, up 13.1 percent compared with $320.3 million in the first six months of 2007, with the recent acquisitions and favorable foreign currency exchange effects each contributing approximately 5 percent to 2008 consolidated net sales in the first six months.
The introduction of new products is a key driver of revenue growth. Tennant Company continued to exceed its target of 30 percent with 41 percent of its year-to-date equipment revenues coming from new products launched over the past three years. During the second quarter, the company introduced a family of three new products: a carpet cleaner, cylindrical floor scrubber and carpet extractor. These compact, maneuverable, cord-electric floor care machines were specifically designed to quickly and effectively clean small, congested spaces in the education, health care, retail, government and commercial office markets. These three new products were built on a common platform, demonstrating the company’s emphasis on lean manufacturing.
“We are excited about the global appeal of this new product family which enables us to reach market segments where we have been traditionally underrepresented. Further, Tennant continued the global rollout of our electrically converted water technology, ec-H2Otm, which represents an entirely new and environmentally friendly method of cleaning. We are very pleased with the continued customer adoption of this game-changing technology that reinforces Tennant’s leadership position in the cleaning industry,” said Killingstad.
In North America, 2008 second quarter net sales totaled $108.6 million, up 0.7 percent versus $107.8 million in the prior-year quarter. For the first six months of 2008, net sales in North America rose 1.2 percent to $206.8 million from $204.4 million in the prior-year period. Foreign currency exchange effects on the company’s North America net sales added less than 1 percent for the second quarter and first half of 2008. Continued soft sales of industrial equipment were somewhat offset by increased sales of service and parts and consumables.
In Europe, the Middle East and Africa (EMEA), second quarter net sales grew to $63.7 million, up 50.2 percent compared with $42.4 million in the 2007 second quarter. The Applied acquisition contributed approximately 24 percent to second quarter net sales growth in this region. Favorable foreign currency exchange effects added approximately 16 percent to net sales for the quarter. The company experienced

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Page 3 – Tennant Company Reports 2008 Second Quarter Results

2008 second quarter organic net sales growth of approximately 10 percent in EMEA, primarily due to new product volume and sales gains in Central and Eastern Europe. For the year to date, net sales in the region increased 35.0 percent to $116.4 million versus $86.2 million in the first six months of 2007. The Applied acquisition was responsible for approximately 15 percent of the first half EMEA net sales gain, and favorable foreign currency exchange effects added approximately 15 percent to net sales for the first half of 2008.
In Tennant's Other International markets, 2008 second quarter net sales rose 42.0 percent to $21.3 million versus $15.0 million in the comparable 2007 quarter. The Alfa acquisition contributed approximately 13 percent to the net sales increase, while favorable foreign currency exchange effects benefited net sales by approximately 11 percent in the 2008 second quarter. Volume gains in the Latin America and Asia Pacific regions reflect investments the company has made in these emerging markets. Year to date, Other International grew 31.3 percent to $39.0 million versus $29.7 million in the first half of 2007, with the Alfa acquisition responsible for approximately 7 percent of the growth and favorable foreign currency exchange effects adding approximately 7 percent to net sales in Other International markets in the first half of 2008.
Tennant’s gross profit margin was 42.5 percent for the 2008 second quarter compared with 42.9 percent in the 2007 second quarter. Earlier selling price increases and continued cost-reduction initiatives offset rising raw material and purchased component costs. The decrease in the gross profit margin was due to the $0.9 million of expense, or 40 basis points, from the flow-through of a portion of the fair market value step-up of inventory related to the Applied and Alfa acquisitions. During the first six months of 2008, Tennant’s gross profit margin was 41.9 percent compared with 42.0 percent in the comparable prior-year period. The $1.3 million of expense from the flow-through of fair market value inventory step-up reduced gross profit margin by 40 basis points which was nearly offset by selling price increases and savings initiatives. The company had approximately $6.4 million of gross savings from global low-cost sourcing and lean manufacturing combined in the first half of 2008 and remains on track to realize savings of between $9 million and $12 million in 2008 from these initiatives.
For the quarter, selling and administrative expense was $60.7 million, or 31.4 percent of net sales, versus $49.7 million, or 30.1 percent of net sales, in the 2007 second quarter. Included in 2008 expense is $3.4 million of selling and administrative expense from the Applied and Alfa acquisitions, and approximately $3 million of unfavorable foreign currency exchange. Also included was $1.7 million, or 90 basis points, of legal settlement expenses. Year to date, selling and administrative expense was $115.8 million, or 32.0 percent of net sales, compared to $98.6 million, or 30.8 percent of net sales, in the prior-year period. To control expenses, management has implemented strict policies to reduce non-essential hiring and discretionary expenses.
“We are developing a stronger cost-control culture with the goal of significantly lowering our operating expenses as a percent of sales over the next few years,” said Killingstad. “Our approach during this period of economic uncertainty is to make selective and highly disciplined investments in the business that are balanced with our current growth rate and profitability.”

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Page 4 – Tennant Company Reports 2008 Second Quarter Results

Operating profit margin for the 2008 second quarter was 8.3 percent including the net unfavorable 120 basis points impact from the legal settlement expenses, the gain from the divestiture of assets and the flow-through of inventory step-up from the recent acquisitions. Operating profit margin was 9.1 percent in the 2007 second quarter. Year-to-date operating profit margin in 2008 was 6.8 percent including the net unfavorable 70 basis points impact from the above items. Operating profit margin totaled 7.6 percent in the first half of 2007.
The effective tax rate in the second quarter and first half of 2008 was 43.7 percent and 41.2 percent, respectively.  In the 2008 second quarter, the base tax rate increased to 38.5 percent from 36.0 percent due to the lower overall level and geographic mix of earnings in the current outlook. In addition, a tax reserve of $0.5 million, or $0.03 per share, was established for a discrete item related to prior period uncertain tax positions.

Business Outlook
Tennant Company is lowering its 2008 full-year outlook, based on three main factors: sluggish economic conditions in North America and Europe, intensifying commodity inflation pressures and unusual items in the second quarter. The company now expects full-year diluted earnings per share of $1.85 to $2.10 with full-year organic net sales growth anticipated to be at the low end of, or slightly below, the targeted range of 5 percent to 9 percent. Tennant’s current outlook for the second half assumes no economic recovery in North America and slower economic growth in Europe than in the first half of the year. The full-year forecast assumes the two acquisitions will be modestly dilutive. The base tax rate for 2008 is still expected to be in the range of 36.5 percent to 38.5 percent and discrete tax items are anticipated to be insignificant for the full year. Previously, the company’s forecast called for full-year diluted earnings per share of $2.25 to $2.40 and organic net sales growth at the high end of the targeted range of 5 percent to 9 percent.
“The unusual items in the second quarter, coupled with higher commodity costs and economic weakness in North America and Europe, will result in Tennant’s 2008 financial performance being below the earnings we originally forecasted for the year. However, we still expect to achieve an operating profit margin of 9.5 percent in the 2008 fourth quarter,” said Killingstad.
“We have taken a number of steps over the last two years to strengthen our operations and growth prospects globally. While earnings for 2008 will be lower than planned, we are seeing benefits from our initiatives, including cost reductions that positively impact gross margins and solid revenue growth in emerging markets, such as Latin America, China and Eastern Europe,” commented Killingstad. “Going forward, we will continue to focus on leveraging our global cost structure, investing in international expansion, and developing and launching innovative new products.”
Killingstad added, “We remain very confident in the long-term strength and value creation potential of Tennant’s business around the world.”

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Page 5 – Tennant Company Reports 2008 Second Quarter Results

Conference Call Today
Tennant will host a conference call to discuss its second quarter results today, July 29, 2008, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant's website. To listen to the call live, go to www.tennantco.com and click on Investor Relations. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

Company Profile
Minneapolis-based Tennant Company (NYSE:  TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and specialty surface coatings for protecting, repairing and upgrading concrete floors. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; the United Kingdom; Sao Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Forward-Looking Statements

Certain statements contained in this document as well as other written and oral statements made by us from time to time are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; inflationary pressures; fluctuations in the cost or availability of raw materials and purchased components; the ability to achieve anticipated global sourcing cost reductions; successful integration of acquisitions, including the ability to carry acquired goodwill at current values; our ability to achieve growth plans; our ability to achieve projections of future financial and operating results; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; our ability to benefit from production reallocation plans; the success and timing of new technologies and products; our ability to acquire, retain and protect proprietary intellectual property rights; the potential for increased competition in our business; our ability to attract and retain key personnel; the relative strength of the U.S. dollar, which affects the cost of our materials and products purchased and sold internationally; changes in laws, including changes in accounting standards and taxation changes; unforeseen product quality problems; and the effects of litigation, including threatened or pending litigation.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under "Risk Factors."
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

FINANCIAL TABLES FOLLOW

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Page 6 – Tennant Company Reports 2008 Second Quarter Results

TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007

Net sales	$ 193.6	$ 165.2	$ 362.2	$ 320.3
Cost of sales	111.4	94.4	210.4	185.7
Gross profit	82.2	70.8	151.8	134.6
Gross margin	42.5%	42.9%	41.9%	42.0%

Research and development expenses	5.7	6.0	11.7	11.8
Selling and administrative expenses	60.7	49.7	115.8	98.6
Gain on divesture of assets	(0.2)	-	(0.2)	-
Total operating expenses	66.2	55.7	127.3	110.4

Profit from operations	16.0	15.1	24.5	24.2
Operating margin	8.3%	9.1%	6.8%	7.6%

Interest income (expense), net	(1.0)	0.2	(1.2)	0.5
Other income (expense), net	(0.3)	1.1	(0.3)	0.8

Profit before income taxes	14.7	16.4	23.0	25.5
Income tax expense	6.4	5.9	9.5	9.2

Net earnings	$ 8.3	$ 10.5	$ 13.5	$ 16.3

Basic EPS	$ 0.45	$ 0.56	$ 0.73	$ 0.87

Diluted EPS	$ 0.44	$ 0.55	$ 0.72	$ 0.85

Average number of diluted shares	18.8	19.2	18.8	19.2

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In millions)	Three Months Ended June 30			Six Months Ended June 30
			% of			% of
	2008	2007	Change	2008	2007	Change
North America	$ 108.6	$ 107.8	0.7%	$ 206.8	$ 204.4	1.2%
Europe, Middle East, Africa	63.7	42.4	50.2%	116.4	86.2	35.0%
Other International	21.3	15.0	42.0%	39.0	29.7	31.3%

Total	$ 193.6	$ 165.2	17.2%	$ 362.2	$ 320.3	13.1%

(1) Net of intercompany sales.

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Page 7 – Tennant Company Reports 2008 Second Quarter Results

TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	2008	2007
	June 30	Dec. 31	June 30
ASSETS
Cash and cash equivalents	$ 18.5	$ 33.1	$ 32.9
Net receivables	149.9	127.5	116.3
Inventories	78.1	64.0	61.0
Deferred income taxes and other current assets	17.6	16.1	11.8

Total current assets	264.1	240.7	222.0

Net property, plant, and equipment	106.8	96.6	92.9
Deferred income taxes, long-term portion	4.2	2.7	1.7
Goodwill and other intangible assets	107.9	34.5	33.4
Other assets	8.3	7.6	7.2

Total assets	$ 491.3	$ 382.1	$ 357.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Current debt	$ 11.0	$ 2.1	$ 2.2
Accounts payable	38.1	31.2	28.8
Employee compensation and benefits	21.3	29.7	23.3
Income taxes payable and other current liabilities	36.6	33.7	26.8

Total current liabilities	107.0	96.7	81.1

Long-term debt	89.8	2.5	1.5
Employee-related benefits	24.0	23.6	26.9
Deferred income taxes and other liabilities	11.4	6.9	7.0
Shareholders’ equity	259.1	252.4	240.7

Total liabilities and shareholders' equity	$ 491.3	$ 382.1	$ 357.2

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Page 8 – Tennant Company Reports 2008 Second Quarter Results

TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Six Months Ended
	June 30
	2008	2007
OPERATING ACTIVITIES
Net earnings	$ 13.5	$ 16.3

Adjustments to net earnings to arrive at operating cash flows:
Depreciation	9.1	7.9
Amortization	0.8	0.4
Deferred tax expense	1.3	1.1
Stock-based compensation expense	0.9	1.8
ESOP expense	(0.4)	(0.3)
Provision for bad debt and returns	0.5	1.2
Changes in operating assets and liabilities:
Accounts receivable	(15.0)	-
Inventories	(5.6)	1.3
Accounts payable	(5.2)	(5.0)
Employee compensation and benefits and other accrued expenses	(6.8)	(12.0)
Income taxes payable/prepaid	(0.6)	2.7
Other current/noncurrent assets and liabilities	1.2	(0.7)
Other, net	1.1	1.2
Net cash flows provided by (used for) operating activities	(5.2)	15.9

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(10.9)	(17.5)
Proceeds from disposals of property, plant and equipment	1.0	0.1
Acquisition of businesses, net of cash acquired	(81.6)	(2.0)
Sale of short-term investments	-	14.2
Net cash flows provided by (used for) investing activities	(91.5)	(5.2)

FINANCING ACTIVITIES
Payments on capital leases	(1.5)	(1.1)
Change in short-term debt, net	7.4	-
Issuance of long-term debt	87.5	-
Payment of acquired notes payable	(0.5)	-
Purchases of common stock	(8.3)	(8.7)
Proceeds from issuances of common stock	1.2	4.3
Tax benefit on stock plans	0.6	0.9
Dividends paid	(4.8)	(4.5)
Net cash flows provided by (used for) financing activities	81.6	(9.1)

Effect of exchange rates on cash	0.5	0.3

Net increase (decrease) in cash and cash equivalents	(14.6)	1.9

Cash and cash equivalents at beginning of period	33.1	31.0

Cash and cash equivalents at end of period	$ 18.5	$ 32.9

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